                                                                    EXHIBIT 99.1


WESTERN DIGITAL ANNOUNCES FIRST QUARTER FISCAL 2001 FINANCIAL RESULTS

IRVINE, Calif.--Oct. 26, 2000--Western Digital Corp. (NYSE: WDC) today reported revenue of $440.2 million and a net loss of $33.5 million, or $.23 per share, for its first quarter ended September 29, 2000. The net loss includes an extraordinary gain of $11.2 million relating to the redemption of some of the Company's debentures for common stock. Excluding the extraordinary gain, the net loss would have been $44.8 million, or $.30 per share.

In the year earlier period, Western Digital reported revenue of $407.0 million and a net loss of $106.3 million, or $1.11 per share. The net loss for the year-earlier period includes restructuring charges of $32.3 million, special charges to cost of sales of $37.7 million for the September 1999 product recall, and an extraordinary gain of $90.6 million. Excluding the non-recurring charges and the extraordinary gain, the net loss for the year-earlier period would have been $126.9 million, or $1.32 per share.

Matt Massengill, president and chief executive officer, stated: "The first quarter was a challenging one for the desktop drive industry, as it began with low price points and ended with component shortages that constrained our ability to meet total demand. In this environment, we were pleased to deliver bottom line performance in line with expectations. It is also worth noting that our balance sheet improved incrementally in Q1 with a substantial reduction in debt, and growth in working capital. We continue to make good progress in the operations of the core hard drive business while at the same time laying the groundwork to participate in evolving, non-traditional markets for data storage.

"In the current quarter, demand for desktop drives is seasonally strong but the ability to meet total demand will continue to be throttled by the shortage in components," Massengill noted. "Reflecting the supply/demand dynamics, we have raised prices on a number of high-volume capacity points. Although this will strengthen gross margin performance for the quarter, the impact will be tempered by the fact that we are not seeing typical cost reductions from our supply base."

Massengill noted that Western Digital is the only hard drive supplier to have shipped both 7200 RPM and 5400-RPM 20 GB/platter desktop drives in the September quarter. "Our improving position with major PC OEM customers has been the result of consistent execution in time-to-market and quality over the last year," he said, "and our performance on the next generation 20 GB-per-platter platforms solidifies this standing." In the second fiscal quarter, the 20 GB-per-platter family is expected to account for approximately 80% of the Company's mix.

Earlier this month, Western Digital made several announcements that highlighted the implementation of its strategy to participate in evolving, high-growth markets beyond the traditional desktop PC market for hard drives:

         o The announcement of a multi-year contract with Microsoft to supply the new value line-platform WD Protege hard drives for the forthcoming Microsoft Xbox, this industry leader's entry into the video game market. Gartner Group forecasts the video game market will grow to 39 million units by 2002. WD's shipments of the WD Protege drives to Microsoft are expected to commence in June 2001.

         o The launch of Keen Personal Media, a Western Digital company that provides interactive broadband software and services and hardware for television and Internet content management and TV-based electronic commerce.

         o The signing of a joint development agreement with Scientific-Atlanta to develop and license the Keen PM digital video recorder storage management subsystem software to Scientific-Atlanta for use in their set-top boxes. Scientific-Atlanta is a major supplier to cable companies, who reach 70 percent of North American households. There are approximately 69 million cable households in the U.S., according to Nielsen Media Research. Forrester Research predicts that the number of digital set-top boxes will grow to over 28 million by 2004 from the 4 million units that will be installed by the end of this year.

Massengill concluded: "Like other WD new ventures such as Connex and SageTree, Keen PM is in the very early stages of development as a business, but we are very enthused about attacking an expansive broadband market opportunity with value-added software and services-based solutions."

ABOUT WESTERN DIGITAL

One of the data storage industry's longtime leaders, Western Digital Corporation has leveraged its core strengths in becoming a leading Internet solutions company. Western Digital provides services and products to manage, store and communicate both digital content and network intelligence. The Company remains an industry-leading designer and manufacturer of hard drives for desktop computers and home entertainment applications. Through its Connex subsidiary, Western Digital delivers enterprise-class storage functionality for the department and mid-sized business markets, including storage management software, network attached storage and storage area networks. The Company's SageTree subsidiary markets packaged analytical software applications and professional services to help manufacturers manage quality and quality-related business decisions throughout the entire supply chain and product lifecycle. Western Digital's Keen Personal Media subsidiary provides broadband software, services and hardware for interactive television and Internet content management.

Western Digital was founded in 1970. The Company's storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Its home page can be found at www.westerndigital.com.

FORWARD-LOOKING STATEMENT

This release contains forward-looking statements, including statements relating to demand for desktop drives, component shortages and pricing, improving gross profit margin, product mix and the Company's participation in, and growth in, the market for video game consoles and digital set-top boxes. The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: market acceptance for the Company's products; the Company's ability to execute future production ramps and utilize manufacturing assets efficiently; changes in product and customer mix; pricing trends; actions by competitors; negotiations with MSOs and others; growth of demand for set-top boxes; successful entry into new markets by the Company and its subsidiaries; and other factors discussed in the Company's recent SEC filings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

                                      # # #

Western Digital and WD Caviar are registered trademarks. WD Protege and WD Performer are trademarks of Western Digital Corporation. Keen PM is a trademark of Keen Personal Media, Inc. All other brand and product names mentioned herein are the property of their respective companies.

                           WESTERN DIGITAL CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                                    THREE MONTHS ENDED
                                                       ---------------------------------------------
                                                        SEPT. 29,         JUN. 30,          OCT. 2,
                                                          2000             2000              1999
                                                       ----------        ---------         ---------
Revenues, net                                          $ 440,222         $ 473,862         $ 406,957

Costs and expenses:
  Cost of revenues                                       414,493           432,275           472,300
  Research and development                                34,961            35,202            50,143
  Selling, general and administrative                     33,899            21,461            43,822
  Restructuring charges                                       --                --            32,300
                                                       ---------         ---------         ---------
      Total costs and expenses                           483,353           488,938           598,565
                                                       ---------         ---------         ---------

Operating loss                                           (43,131)          (15,076)         (191,608)
Net interest and other income (expense)                   (1,632)             (259)           (5,329)
                                                       ---------         ---------         ---------
Loss before income taxes and extraordinary item          (44,763)          (15,335)         (196,937)
Income tax benefit                                            --            19,500                --
                                                       ---------         ---------         ---------
Income (loss) before extraordinary item                  (44,763)            4,165          (196,937)
Extraordinary gain from redemption
  of debentures                                           11,243                --            90,622
                                                       ---------         ---------         ---------
Net income (loss)                                      $ (33,520)        $   4,165         $(106,315)
                                                       ---------         ---------         ---------

Basic and diluted income (loss)
  per common share:

Basic before extraordinary item:                       $    (.30)        $     .03         $   (2.05)
Extraordinary gain                                     $     .07         $      --         $     .94
                                                       ---------         ---------         ---------
Basic                                                  $    (.23)        $     .03         $   (1.11)
                                                       =========         =========         =========
Diluted                                                $    (.23)        $     .03         $   (1.11)
                                                       =========         =========         =========
Common shares used in computing
  per share amounts:

Basic                                                    148,044           139,547            95,918
                                                       =========         =========         =========
Diluted                                                  148,044           143,337            95,918
                                                       =========         =========         =========

                           WESTERN DIGITAL CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                          SEP. 29,          JUN. 30,
                                                            2000              2000
                                                         ---------         ---------
                                     ASSETS

Current assets:
  Cash and cash equivalents                              $ 166,949         $ 184,021
  Accounts receivable, net                                 146,318           149,135
  Inventories                                               60,027            84,546
  Prepaid expenses and other current assets                 25,567            33,693
                                                         ---------         ---------
      Total current assets                                 398,861           451,395

Property and equipment, net                                100,102            98,952
Intangible and other assets, net                            63,764            65,227
                                                         ---------         ---------
      Total assets                                       $ 562,727         $ 615,574
                                                         =========         =========

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:

  Accounts payable                                       $ 236,471         $ 266,841
  Accrued expenses                                         144,448           178,225
                                                         ---------         ---------
      Total current liabilities                            380,919           445,066

Other liabilities                                           46,844            44,846
Convertible Debentures                                     178,512           225,496
Minority interest                                            9,644            10,000

Shareholders' deficit:

  Common stock, $.01 par value                               1,596             1,436
  Additional paid-in capital                               461,589           371,587
  Accumulated deficit                                     (516,377)         (482,857)
                                                         ---------         ---------
      Total shareholders' deficit                          (53,192)         (109,834)
                                                         ---------         ---------
      Total liabilities and shareholders' deficit        $ 562,727         $ 615,574
                                                         =========         =========